Exhibit 16.1      Letter from Deloitte & Touche LLP

April 5, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.   20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of DiaSys Corporation's Form 8-K dated April 5, 2007, and have the following comments:

1.

We agree with the statements made in the in the first, second, fourth and fifth paragraphs therein.

2.     We have no basis on which to agree or disagree with the statement made in the third paragraph.

Yours truly,

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Hartford, Connecticut